Exhibit 99.1

Moelis & Company Declares Special Dividend of $1.00 Per Share

New York, June 12, 2017: Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced that its Board of Directors has declared a special dividend of $1.00 per share payable on July 6, 2017 to common stockholders of record on June 22, 2017.

“Today’s special dividend announcement is consistent with our commitment and track record of returning excess capital to our shareholders.  We remain focused on profitable organic growth and shareholder returns, which has allowed us to return $7.43 per share, including today’s dividend, in the three years since our IPO,” said Ken Moelis, Chairman and Chief Executive Officer of Moelis & Company.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients with about 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Investor Contact:

Michele Miyakawa

Moelis & Company

T: + 1 310 443 2344

michele.miyakawa@moelis.com

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: + 1 347 583 9705

andrea.hurst@moelis.com